Exhibit 99.1

           STRATEX NETWORKS ANNOUNCES Q1 FISCAL 2007 FINANCIAL RESULTS

        Continued Strength in Revenue, Profitability, and Customer Demand

    SAN JOSE, Calif., Aug. 2 /PRNewswire-FirstCall/ -- Stratex Networks, Inc. (Nasdaq: STXN), a leading provider of wireless transmission solutions, today reported financial results for the first quarter of fiscal 2007, ended June 30, 2006.

    Revenues in the first quarter of fiscal 2007 were $66.2 million, compared with $64.0 million in the prior quarter and $54.9 million in the year ago period. Net income in the first quarter of fiscal 2007 was $1.8 million, resulting in earnings of $0.02 per diluted share. This compares with earnings of $3.3 million or earnings of $0.03 per diluted share in the prior quarter, and a loss of $(4.2) million, or a loss of $(0.04) per share in the year ago period. The first quarter of fiscal 2007 includes the impact of Financial Accounting Standard 123 ( R ).

    On a non-GAAP basis, Stratex Networks reported net income of $4.8 million in the first fiscal quarter, or earnings of $0.05 per diluted share. This compares with non-GAAP net income of $3.4 million in the fourth fiscal quarter, or earnings of $0.03 per diluted share and a loss of $(3.9) million, or a loss of $(0.04) per share in the year ago period. Non-GAAP net income for the first fiscal quarter of 2007 excludes total non-cash stock compensation expense of $3.0 million related to the adoption of Financial Accounting Standard 123 ( R ) and the company's restricted stock plan. In the prior and year ago quarter non-cash compensation expense was $60,000 and $228,000, respectively, and was related to the Company's restricted stock plan. A full reconciliation of GAAP net income (loss) to non-GAAP net income (loss) is provided in the accompanying financial tables.

    "We are pleased with our financial results for the first quarter of the new fiscal year, as we exceeded both our revenue and earnings guidance originally issued in May, and posted our third consecutive quarter of profitability. The Eclipse product platform continues to benefit from broad acceptance worldwide due to its highly competitive, cost-effective solution for voice- and data-centric applications," said Tom Waechter, president and chief executive officer of Stratex Networks, Inc. "We are also pleased to report that we are already realizing improvements in our supply chain that position us to better serve our customers and partners, and to maintain our revenue growth. We are seeing strong demand in our key markets for a wide variety of Eclipse products, as we experienced a positive book to bill in the first fiscal quarter of 2007."

    Guidance

    The following forecasts are based on current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Safe Harbor Statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to the company's reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks.

    Second Quarter Fiscal Year 2007 (ending September 30, 2006)

    --  Revenue is expected to range between $63 million and $66 million,

    -- Earnings per share are expected to be in the range of $0.04 to $0.06, excluding non-cash stock-based expense of approximately $2.9 million.

    Use of Non-GAAP Financial Information

    To supplement the company's consolidated financial statements presented in accordance with generally accepted accounting principles "GAAP," Stratex Networks, Inc. uses non-GAAP measures of certain components of financial performance, including operating income (loss), net income (loss) and per share data, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

    Conference Call

    Stratex Networks' management will hold a conference call to provide greater detail on the company's financial results for the quarter and its outlook today, at 5:00 p.m. Eastern Time. Those wishing to join should dial 303-205-0066 at approximately 4:50 p.m. A replay of the call will be available starting one hour after the completion of the call until Aug. 9, 2006. To access the replay, dial 303-590-3000 (pass code: 11065837 #). A live and an archived webcast of the conference call will also be available via the company's Web site at www.stratexnet.com.

    Upcoming Conferences

    Stratex Networks' management will be presenting at the CIBC Wireless Technology One-on-One Conference in New York on August 3 and at the Merriman Curhan Ford & Co. 3rd Annual Investor Summit 2006 in San Francisco on Sept. 20. Those wishing to listen to live and/or archived webcasts of available management presentations may do so at www.stratexnet.com.

    About Stratex Networks

    With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world's leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers' needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com.

    Safe Harbor Statement

    This press release contains statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, including statements relating to the Company's expectations regarding the continued acceptance of, and demand for, the Eclipse wireless transmission platform, continued supply chain improvements and resulting effect on revenue growth; forecasted future revenue and future earnings. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of significant risks and uncertainties including:

    -- Suppliers inability to perform and timely deliver as a result of their financial condition, component shortages or other supply chain constraints;
    --  Continued market expansion through strategic alliances;
    --  Continued timely rollout of Eclipse functionality and features;
    -- Unexpected delays in the schedule for shipments of Eclipse and new generations of the Eclipse platform;
    -- Failure to realize expected cost improvement throughout the Company's supply chain; and
    -- Order cancellations or postponements in product deliveries resulting in delayed revenue recognition.
    -- Intellectual property litigation could be costly to defend and resolve, and could prevent us from using or selling the challenged technology

    In addition, orders and backlog are not necessarily indicative of revenue in any future period. Because the Company's business is heavily concentrated in foreign markets, there is a significant risk of adverse currency fluctuations and unforeseen governmental action including but not limited to the denial of export and/or import licenses. For a further discussion of these and other factors that impact the Company's business in general, see the information provided under the heading "Factors That May Affect Future Financial Results" in the Company's Annual Report on Form 10-K for the period ended March 31, 2006 and subsequent quarterly filings, on file with the Securities and Exchange Commission.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                         June 30,          March 31,
                                           2006              2006
                                      --------------    --------------
Assets

Cash and short-term
 investments                          $       61,274    $       57,686
Accounts receivable, net                      40,152            42,003
Inventories                                   46,496            43,867
Other current assets                          12,327            12,620
    Total current assets                     160,249           156,176
Property & equipment, net                     23,299            24,049
Other assets                                     804               605
    Total assets                      $      184,352    $      180,830

Liabilities and Stockholders' Equity

Accounts payable                      $       41,218    $       38,725
Short-term debt                               11,250            11,250
Other current                                 30,393            31,136
liabilities
    Total current liabilities                 82,861            81,111
Long-term debt                                19,479            22,291
Other long-term                               13,919            15,085
liabilities
    Total liabilities                        116,259           118,487

Stockholders' equity                          68,093            62,343
Total liabilities and
 stockholders' equity                 $      184,352    $      180,830


                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)

                                             Three Months Ended
                                                  June 30,
                                      --------------------------------
                                           2006              2005
                                      --------------    --------------
Net sales                             $       66,237    $       54,872
Cost of sales                                 46,365            42,271
Gross profit                                  19,872            12,601
Operating expenses:
 Research and development                      4,584             3,701
 Selling, general and
  administrative                              12,975            11,994
Total operating expenses                      17,559            15,695
Operating income (loss)                        2,313            (3,094)
 Other income (expense)                         (256)             (795)
Income (loss) before income taxes              2,057            (3,889)
 Provision  for income taxes                     235               277
Net income (loss)                     $        1,822    $       (4,166)

Net income (loss) per common share:
Basic                                 $         0.02    $        (0.04)
Diluted                               $         0.02    $        (0.04)

Weighted average shares outstanding
Basic                                         97,168            94,942
Diluted                                      100,953            94,942

       UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                  Three Months Ended                           Three Months Ended
                                                    June 30, 2006                                June 30, 2005
                                      ------------------------------------------   ------------------------------------------
                                          GAAP                                         GAAP
                                      (As Reported)  Adjustments      Non-GAAP     (As Reported)  Adjustments      Non-GAAP
                                      ------------   ------------   ------------   ------------   ------------   ------------
Net sales                             $     66,237                  $     66,237   $     54,872                  $     54,872
Cost of sales                               46,365   $       (288)        46,077         42,271   $        (54)        42,217
Gross profit                                19,872            288         20,160         12,601             54         12,655
Operating expenses:
 Research and
  development                                4,584           (694)         3,890          3,701            (21)         3,680
 Selling, general
  and administrative                        12,975         (1,978)        10,997         11,994           (153)        11,841
Total operating
 expenses                                   17,559         (2,672)        14,887         15,695           (174)        15,521
Operating income
 (loss)                                      2,313          2,960          5,273         (3,094)           228         (2,866)
 Other income
 (expense)                                    (256)                         (256)          (795)                         (795)
Income (loss) before
 income taxes                                2,057          2,960          5,017         (3,889)           228         (3,661)
 Provision (benefit)
  for income taxes                             235                           235            277                           277

Net income (loss)                     $      1,822   $      2,960   $      4,782   $     (4,166)  $        228   $     (3,938)

Net income (loss) per common share:
Basic                                 $       0.02   $       0.03   $       0.05   $      (0.04)                 $      (0.04)
Diluted                               $       0.02   $       0.03   $       0.05   $      (0.04)                 $      (0.04)

Weighted average
 shares outstanding
Basic                                       97,168                        97,168         94,942                        94,942
Diluted                                    100,953                       100,953         94,942                        94,942

    The above non-GAAP adjustments totaling $3.0 and $0.2 million for the three months ended June 30, 2006 and June 30, 2005, respectively, reflect the non-cash charges related to the company's stock-based compensation plans.

    To supplement the company's consolidated financial statements presented in accordance with generally accepted accounting principles "GAAP," Stratex Networks, Inc. uses non-GAAP measures of certain components of financial performance, including operating income (loss), net income (loss) and per share data, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

SOURCE  Stratex Networks, Inc.
    -0-                             08/02/2006
    /CONTACT: Mary McGowan of Summit IR Group Inc., +1-408-404-5401, or mary@summitirgroup.com, for Stratex Networks/
    /Web site:  http://www.stratexnet.com/